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CUSIP No.452907108                                                Page 1 of 5
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            _________________________

                                 SCHEDULE 13G/A
                                (Amendment No. 1)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               Immunomedics, Inc.
                -----------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                -----------------------------------------------
                         (Title of Class of Securities)

                                    452907108
                -----------------------------------------------
                                 (CUSIP NUMBER)

                               Calendar Year 2004
                -----------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / /      Rule 13d-1(b)
                  /X/      Rule 13d-1(c)
                  / /      Rule 13d-1(d)

         The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing the information which would alter the disclosures provided for in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.452907108                                                Page 2 of 5
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________________________________________________________________________________
1.   NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Deborah S. Orlove
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  ____
                                                                 (b)  ____
________________________________________________________________________________
3.   SEC USE ONLY
________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,059,748
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,206,944
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,059,748
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,206,944
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,266,692(1)
________________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)*                                                  |_|
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6%(2)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON

     IN
________________________________________________________________________________

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CUSIP No.452907108                                                Page 3 of 5
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Item 1(a).        Name of Issuer:

                           Immunomedics, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                           300 American Road
                           Morris Plains, New Jersey 07950

Item 2(a).        Name of Person Filing:

                           Deborah S. Orlove

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                           2000 L St. NW, Suite 675, Washington, D.C. 20036

Item 2(c).        Citizenship:

                           United States

Item 2(d).        Title of Class of Securities:

                           Common Stock

Item 2(e).        CUSIP Number:

                           452907108

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a: Not Applicable

                  (a)   [ ] Broker or dealer registered under Section 15 of the
                            Exchange Act;

                  (b)   [ ] Bank as defined in Section 3(a)(6) of the Exchange
                            Act;

                  (c)   [ ] Insurance Company as defined in Section 3(a)(19) of
                            the Exchange Act;

                  (d)   [ ] Investment Company registered under Section 8 of the
                            Investment Company Exchange Act;

                  (e)   [ ] Investment Adviser in accordance with Rule
                            13d-1(b)(1)(ii)(E);

                  (f)   [ ] Employee Benefit Plan or Endowment Fund in
                            accordance with Rule 13d-1(b)(1)(ii)(F);

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CUSIP No.452907108                                                Page 4 of 5
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                  (g)   [ ] Parent Holding Company or Control Person in
                            accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h)   [ ] Saving Association as defined in Section 3(b) of The
                            Federal Deposit Insurance Act;

                  (i)   [ ] Church Plan that is excluded from the definition of
                            an Investment Company under Section 3(c)(14) of the Investment Company Act;

                  (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

                  (a)   Amount beneficially owned: 3,266,692(1)

                  (b)   Percent of Class: 6%(2)

                  (c)   Number of shares as to which such person has:

                        (i)    Sole power to vote or direct the vote: 1,059,748

                        (ii)   Shared power to vote or to direct the vote:
                               2,206,944

                        (iii) Sole power to dispose or direct the disposition of: 1,059,748

                        (iv) Shared power to dispose or to direct the disposition of: 2,206,944

Item 5.           Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not Applicable

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable

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CUSIP No.452907108                                                Page 5 of 5
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Item 9.   Notice of Dissolution of Group.

          Not Applicable

Item 10.  Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 14, 2005
                                       -----------------------------------
                                                       (Date)

                                                  Deborah S. Orlove
                                       -----------------------------------
                                                     (Signature)


                                                  Deborah S. Orlove
                                       -----------------------------------
                                                    (Name/Title)





(1) Pursuant to the Securities and Exchange Commission's position set forth in Southland Corp. (July 8, 1987), 1,000,000 shares held by the David M. Goldenberg 2004 Grantor Retained Annuity Trust dated August 5, 2004, for which Deborah S. Orlove is one of four trustees, are excluded.

(2)  Based on 54,073,059 shares reported outstanding at February 4, 2005.